UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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ADAPTEC, INC.

(Name of Registrant as specified in its Charter)

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Glass, Lewis & Co. Recommends Adaptec Stockholders Vote to Elect ALL Adaptec Board Nominees at Annual Meeting of Stockholders

MILPITAS, Calif.—(BUSINESS WIRE)—Adaptec, Inc. (Nasdaq:ADPT), the global leader in I/O innovation, today reported that Glass, Lewis & Co. has recommended that stockholders elect all seven Directors nominated by the Adaptec Board of Directors at the Annual Meeting of Stockholders to be held on Nov. 10, 2009. Stockholders may follow the recommendation of this leading proxy advisor by voting for the Adaptec Board’s nominees at the Annual Meeting or completing, signing and returning the BLUE proxy card, or otherwise submitting a proxy by Internet or telephone.

“We are confident that the team nominated by the Adaptec Board brings the right mix of technology, financial, and management experience to help drive Adaptec to the next level,” said Douglas E. Van Houweling, Chairman of Adaptec’s Governance and Nominating Committee.

If stockholders have any questions, or need assistance in voting their proxies, they may contact Georgeson at 1- 800-223-2064 or at adaptecinfo@georgeson.com – or by facsimile at (212) 440-9009.

The company did not seek nor obtain permission from Glass, Lewis & Co. for the disclosure of the information contained herein.

About Adaptec

Adaptec provides innovative data center I/O solutions that protect, accelerate, optimize, and condition data in today’s most demanding data center environments. Adaptec products are used in IT environments ranging from traditional enterprise environments to fast-growing, on-demand cloud computing data centers. The company’s products enable data center managers, channel partners and OEMs to deploy best-in-class storage solutions to meet their customers’ evolving IT and business requirements. Around the world, leading corporations, government organizations, and medium and small businesses trust Adaptec technology. More information is available at www.adaptec.com, on its blog, storageadvisors.adaptec.com, and at adaptec.com/facebook and twitter.com/Adaptec_Inc.

Contacts

Media:

The Abernathy MacGregor Group

Tom Johnson, 212-371-5999

Ian Campbell and Jim Lucas, 213-630-6550

or

Investors:

Georgeson, 800-223-2064

adaptecinfo@georgeson.com